Exhibit 99

            Dillard's, Inc. Reports January Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Feb. 8, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced sales for the five, fourteen and 53 weeks ended February 3, 2007 in accordance with the National Retail Federation fiscal reporting calendar. For comparability purposes, the percentage change and regional and merchandise performance information presented below are based upon comparison of the four, thirteen and 52 weeks ended January 27, 2007 to the prior year corresponding periods ended January 28, 2006.

    Total sales for the five weeks ended February 3, 2007 were $623,556,000. Total sales for the four weeks ended January 28, 2006 were $507,647,000. Total sales for the four weeks ended January 27, 2007 declined 2% compared to the four weeks ended January 28, 2006. Sales in comparable stores for the same four-week period declined 3%.

    Total sales for the fourteen weeks ended February 3, 2007 were $2,400,519,000. Total sales for the thirteen weeks ended January 28, 2006 were $2,338,994,000. Total sales for the thirteen weeks ended January 27, 2007 declined 3% compared to the thirteen weeks ended January 28, 2006. Sales in comparable stores for the same thirteen-week period declined 4%.

    Total sales for the 53 weeks ended February 3, 2007 were $7,645,728,000. Total sales for the 52 weeks ended January 28, 2006 were $7,560,902,000. Sales for the 52 weeks ended January 27, 2007 declined 1% compared to the 52 weeks ended January 28, 2006 in both total and comparable stores.

    During the four weeks ended January 27, 2007, sales in the Western region were above the average company performance for the period.
Sales were consistent with trend in the Central region and below trend in the Eastern region.

    During the four weeks ended January 27, 2007, sales of apparel were slightly above the average company trend for the period. Sales of cosmetics and other merchandise were below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations
             www.dillards.com